                                                                     EXHIBIT 2.3


                            STOCK PURCHASE AGREEMENT


         STOCK PURCHASE AGREEMENT (the "Agreement"), dated as of February 21, 1997, by and between VISITORS SERVICES INTERNATIONAL CORP., a Florida corporation ("VSIC"), GUARANTEE TIME, INC., a Wisconsin corporation ("GTI"), and Joseph J. Pink, Donald P. Jagoda, Gordon F. Cien, Edward M. Baker, Stacy M. Pink, Steven G. Schwartz, C. Grant Spaeth, Richard L. Tock, James D. Thompson, Grant G. Densing and Ronald J. Creten (the "Stockholders", and each individually a "Stockholder").

                             W I T N E S S E T H :

         WHEREAS, the Stockholders are the owners of all of the issued and outstanding capital stock of GTI, which is principally engaged in answering toll-free telephone call requests for information regarding the availability of reserving starting tee times at golf courses and reserving such tee times at a selected golf course;

         WHEREAS, the Stockholders desire to sell to VSIC and VSIC desires to purchase from the Stockholders all of the issued and outstanding capital stock owned by the Stockholders in GTI (the "Stock"), all in the manner and subject to the terms and conditions hereinafter set forth; and

         WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated hereby, to prescribe the terms thereof and to impose various conditions precedent thereto.

         NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, the parties hereby agree as follows:

         1.TERMS OF ACQUISITION

         1.1 Initial Acquisition Stock. On the terms and subject to the conditions of this Agreement, on the Closing Date (as hereinafter defined), each Stockholder shall sell, convey, transfer, assign and deliver to VSIC, and VSIC shall purchase and acquire from each such Stockholder, all right, title and interest of such Stockholders, legal or equitable, in and to the number of shares of Stock set forth opposite such Stockholder's name on Annex 1 hereto under the caption "Shares of Stock to be Sold." The certificates evidencing the Stock shall be delivered at the

Closing (as hereinafter defined) to VSIC, free and clear of all liens, claims, security interests and encumbrances, accompanied by duly executed stock powers. The purchase price to be paid to each Stockholder listed on Annex 1 in consideration of the Stock of such Stockholder shall be paid by the issuance to the Stockholders of a total of 100,000 shares of restricted VSIC common stock, par value $.0001 per share (the "VSIC Stock"), as such shares may be adjusted for any stock splits, stock dividends or similar adjustments by VSIC from the date hereof until the Closing Date (the "Initial Acquisition Stock"). Certificates representing the Initial Acquisition Stock shall be delivered to the Stockholders at the Closing and shall be allocated to the Stockholders in the amounts set forth on Annex 1. Except as set forth in Section 1.2(f) below, the Initial Acquisition Stock shall be fully vested as of the date of issuance.

         1.2     Additional Acquisition Stock.

                 (a) Additional Stock Amounts. In addition to the Initial Acquisition Stock, the Stockholders shall, subject to Sections 1.2(b) and 1.2(g) below, be issued certificates representing shares of VSIC Stock as follows: (i) 100,000 shares (the "1998 Share Grant") of VSIC Stock if GTI's Gross Revenue (as defined herein) for the fiscal year ended March 31, 1998 equals or exceeds $1,504,000 (the "Required 1998 Revenue"), (ii) 200,000 shares (the "1999 Share Grant") of VSIC Stock if GTI's Net Income (as defined herein) for the fiscal year ended March 31, 1999 equals or exceeds $309,000 (the "Required 1999 Income"), (iii) 200,000 shares (the "2000 Share Grant") of VSIC Stock if GTI's Net Income for the fiscal year ended March 31, 2000 equals or exceeds $2,281,000 (the "Required 2000 Income") and (iv) an additional number of shares of VSIC Stock (the "2001 Share Grant") which is potentially available from a pool of shares of VSIC Stock (the "Rollover Shares") to be established and issued to the Stockholders pursuant to the terms of Section 1.2(b)(iii) below, if GTI's Net Income for the fiscal year ended March 31, 2001 equals or exceeds $5,100,000 (the "Required 2001 Income").

                 The 1998 Share Grant, the 1999 Share Grant, the 2000 Share Grant and the 2001 Share Grant shall be collectively referred to herein as the "Additional Share Grant" and each annual Share Grant shall sometimes be referred to herein individually as a "Share Grant".

                 (b)      Failure to Attain Gross Revenue or Net Income
Projections.

                          (i)     If GTI fails to attain actual Gross Revenue
in fiscal year 1998 or actual Net Income in either of fiscal years 1999 or 2000, at least equal to 50% of the Required 1998 Revenue, the Required 1999 Income or the Required 2000 Income as set forth in Section 1.2(a) above for the corresponding fiscal year, then the Stockholders shall forfeit the Share Grant described in Section 1.2(a) above for such fiscal year.

                          (ii)    If GTI attains actual Gross Revenue in fiscal
year 1998 or actual Net Income in either of fiscal years 1999 or 2000 that is greater than 50% but less than 100% of the Required 1998 Revenue, the Required 1999 Income or the Required 2000 Income as set forth in Section 1.2(a) above for the corresponding fiscal year, then the Share Grant for such fiscal year shall be proportionally reduced by the percentage the actual Gross Revenue or actual Net Income for such fiscal year is below the Required 1998 Revenue, the Required 1999 Income or the Required 2000 Income as set forth in Section 1.2(a) above for the corresponding fiscal year.

                          (iii)   Any shares of VSIC Stock reserved in any
fiscal year's Share Grant that have not been forfeited pursuant to Section 1.2(b)(i) above or issued to the Stockholders pursuant to Sections 1.2(a) or 1.2(b)(ii) above shall be reserved for issuance as Rollover Shares for the 2001 Share Grant. The shares of VSIC Stock available for the 2001 Share Grant shall only be issued to the Stockholders if GTI's Net Income for the fiscal year ended March 31, 2001 equals or exceeds Required 2001 Income; provided, that, if GTI's actual Net Income for fiscal year 2001 is greater than 50% but less than 100% of the Required 2001 Income, then the amount of Rollover Shares which shall be issued to the Stockholders shall equal the amount of Rollover Shares multiplied by the percentage the actual Net Income for fiscal year 2001 bears to the Required 2001 Income. Any Rollover Shares not granted to the Stockholders pursuant to this Section 1.2(b)(iii) shall be forfeited.

                 (c) Definition of Gross Revenue and Net Income. For purposes of this Agreement, the term "Gross Revenue" shall be defined as gross sales revenue of GTI excluding (i) sales taxes from any sales of computer hardware or software and (ii) revenues generated from tee time reservation or other golf related projects pursuant to Sections 2.2 and 2.3 of this Agreement, and the term "Net Income" shall be defined as net income before taxes as determined using generally accepted accounting principles, provided, that any amounts owing to any person pursuant to that certain GTI Incentive Bonus Agreement between VSIC and the Stockholders shall not be deducted from GTI's net income in determining Net Income hereunder.

                 (d) Determination of Gross Revenue and Net Income; Delivery of Shares. Certificates representing shares of VSIC Stock to be issued pursuant to any Share Grant that may be due under this Section 1.2 shall be delivered to the Stockholders in accordance with Section 1.2(g) within 30 days of receipt by VSIC of a certificate of VSIC's independent accountants certifying the attainment by GTI of an applicable Gross Revenue or Net Income threshold set forth in Section 1.2(a) or
(b) above for a particular fiscal year. Such certificate shall be delivered to VSIC within 10 days after VSIC's independent accountants complete their fiscal year end audit of GTI for such fiscal year.

                 (e) Registration Rights. If, during any five year period following the receipt by the Stockholders of the Initial Acquisition Stock or any Share Grant, VSIC shall propose to file a registration statement under the Securities Act of 1933, as amended (the "Securities Act") in connection with the proposed offer and sale of any of its equity securities (other than a registration statement on a form, such as Form S-4 and Form S-8, that does not permit the inclusion of shares by its securities holders), VSIC will give notice in writing to such effect to the Stockholders at least 30 days prior to such filing, and, at the written request of any Stockholder made within 10 days after the receipt of such notice, will include therein at VSIC's cost and expense (except for the fees and expenses of counsel to such Stockholders and underwriting discounts, commissions and filing fees attributable to the Stockholders' securities included in such registration statement), such of the Initial Acquisition Shares or any shares received pursuant to any Share Grant (the "Registrable Securities") as any Stockholder thereof shall request. Notwithstanding the foregoing, if the offering being registered by VSIC is underwritten, and if in the good faith judgment of the representative of the underwriters of such offering, the inclusion therein of all or any of such Registrable Securities would reduce the number of shares to be offered by VSIC, the number of Registrable Securities otherwise to be included in the underwritten public offering may be reduced pro rata among the Stockholders thereof requesting such registration and any other selling security holders having piggyback registration rights.

                 (f) Buyout Option. Ronald J. Creten, Richard L. Tock and James D. Thompson (the "Buyout Stockholders") shall, jointly and not severally, have the one time right (the "Buyout Right") to return all shares of VSIC Stock received by them pursuant to Section 1.1 of this Agreement and receive in lieu of such VSIC Stock the following amounts: (i) Ronald J. Creten - $25,000;
(ii) James D. Thompson - $50,000; and (iii) Richard L. Tock - $50,000 (the "Buyout Payment"). The Buyout Right may only be exercised by the Buyout Stockholders providing VSIC written notice of their intent to exercise the Buyout Right contained in this Section 1.2(f) at least ten days prior to the one year anniversary date of the Closing Date (the "Buyout Date") (but in any event prior to the receipt by any of the Buyout Stockholders of any Additional Share Grant). Upon (i) exercise by the Buyout Stockholders of the Buyout Right contained in this Section 1.2(f), (ii) return to VSIC of the certificates of VSIC Stock issued to the Buyout Stockholders pursuant to
Section 1.1 of this Agreement and (iii) receipt by the Buyout Stockholders of the Buyout Payment (which payment shall not be made until the VSIC Stock issued to the Buyout Stockholders pursuant to this Agreement shall have been returned to VSIC), the Buyout Stockholders shall, subject to Sections 7(a), 7(b) and 7(i) of this Agreement, be released from and shall no longer be considered a party to (x) this Agreement, (y) to that certain GTI Contingent Stock Option Agreement between VSIC and the Stockholders or (z) to that certain GTI Incentive Bonus Agreement between VSIC and the Stockholders and any reference to "Stockholders" in such agreements shall be construed to not include the Buyout Stockholders. The Buyout Stockholders acknowledge and agree that upon receipt of the Buyout Payment they shall not be entitled to receive any amounts of VSIC Stock or other property or money pursuant to such GTI Contingent Stock Option Agreement, GTI Incentive Bonus Agreement or this Agreement.

                 The Buyout Right contained in this Section 1.2(f) shall only be a joint right of the Buyout Stockholders and no individual Buyout Stockholder may separately exercise any Buyout Right pursuant to this Section 1.2(f).

                 If the Buyout Stockholders (i) do not jointly exercise their Buyout Right under this Section 1.2(f) by the Buyout Date or (ii) if the Buyout Stockholders exercise their Buyout Right by the Buyout Date but do not return their shares of VSIC Stock to VSIC by the one year anniversary of the Closing Date, then the Buyout Stockholders will be considered to have forfeited the Buyout Right contained in this Section 1.2(f) and will continue to be parties to this Agreement bound by, subject to and entitled to the terms, conditions and benefits of this Agreement.

                 (g) Allocation of Additional Acquisition Stock to Stockholders. Certificates representing shares of VSIC Stock which may be issued as the 1998 Share Grant, 1999 Share Grant, the 2000 Share Grant or the 2001 Share Grant shall be issued in the name of each Stockholder according to the percentages set forth opposite such Stockholders name on Annex 2 or 3 hereto, as applicable.

         1.3 Closing Date. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of VSIC, 100 Second Avenue South, Suite 1000, St. Petersburg, FL 33701, at 10:00 A.M., February 21, 1997, or at such other place and/or on such other date and time as shall be agreed upon by VSIC and the Stockholders (the "Closing Date").

         2.      OPERATIONAL STATUS AND FUNDING OF GTI

         2.1 Books and Records. To enable VSIC to ascertain the Gross Revenue and Net Income attained by GTI following the Closing for purposes of determining whether any Share Grant is due to the Stockholders pursuant to
Section 1.2 hereof, VSIC hereby agrees, so long as any Additional Share Grant is potentially outstanding under Section 1.2 hereof, to operate GTI following the Closing as a wholly-owned subsidiary with its own separate books and records sufficient to determine the Gross Revenue or Net Income derived solely from operations of GTI.

         2.2 Scope of GTI Operations. Subject to reasonable oversight by VSIC, the management of GTI shall have the ability and responsibility to manage the daily operations of GTI including the ability to expand the operations of GTI to achieve the projections set forth herein. It is intended by the parties hereto that subsequent to the Closing, the operations of GTI will encompass and the Gross Revenue and Net Income of GTI will include all commissions, income and revenue associated with any golf related operations and projects of VSIC and its subsidiaries or affiliates, other than any commissions, income and revenue generated by travel management provided by VSIC or its subsidiaries and affiliates for major golf events or tournaments, provided, that VSIC reserves the right to exclude, in its sole discretion, any commission, income or revenue generated or derived from any one particular or from any category of golf related projects, packages or operations of any of its subsidiaries or affiliates from being included in the determination of Gross Revenue or Net Income, as applicable, of GTI.

         2.3  Derivative Operations.  With the prior approval of VSIC, GTI may
(i) modify its existing software ("Software Modifications") so that such Software Modifications may be used to generate commissions, income and revenue from non-golf related recreations, activities and properties and (ii) implement such Software Modifications for any non- golf related recreations, activities and properties that VSIC shall permit. Any commissions, income and revenue generated or derived from the permitted implementation of such Software Modifications shall be included in the determination of Gross Revenue or Net Income, as applicable, of GTI.

         2.4     Funding of GTI.

                 (a) 1997 Funding Commitments. VSIC acknowledges that in order for GTI to attain the revenue and/or income projections set forth in
Section 1.2(a) hereof it must provide funds to GTI during calendar year 1997. VSIC hereby agrees to provide funds to GTI as capital contributions in an amount equal to the amounts scheduled below, provided, that VSIC and GTI hereby acknowledge and agree that the amounts scheduled below represent the intended required amounts for the periods set forth below and if the parties mutually agree that fewer funds are actually required for any period, then such lesser amount shall replace the amount stated below as VSIC's funding commitment for such period. VSIC's intended funding commitment for the calendar year 1997 shall be as follows:

            Month                  Amount
            -----                  ------
         January 1997             $160,000
         February 1997            $125,000
         March 1997               $105,000
         April 1997               $ 90,000
         May 1997                 $ 80,000
         June 1997                $ 50,000
         July 1997                $ 50,000
         August 1997              $ 50,000
         September 1997           $ 50,000
         October 1997             $ 50,000
         November 1997            $ 50,000
         December 1997            $ 40,000

         VSIC shall have no further funding commitment to GTI under the terms of this Agreement after calendar year 1997.

                 (b) Time of Funding. Any funds required to be given to GTI pursuant to Section 2.4(a) above shall be delivered to GTI in the month next succeeding the month stated above in reasonably sufficient time after a request for such funds has been made so as not to adversely impact the operations of GTI.

                 (c) Failure to Fund. Notwithstanding anything to the contrary set forth herein, if VSIC fails to fund amounts either set forth above or the amount mutually agreed upon between VSIC and GTI as the required funding commitment for any period, and if due to such failure to fund GTI fails to achieve the Required 1998 Revenue, then the amount of VSIC Stock to be received by GTI pursuant to the 1998 Share Grant shall be calculated as the product of the amount of shares in the 1998 Share Grant multiplied by a percentage derived by dividing (i) the percentage the actual 1998 revenue bears to the Required 1998

Revenue (the "Actual 1998 Revenue Percentage") by (ii) the percentage the actual funding amounts made by VSIC to GTI bears to the funding amounts required to have been made in calendar 1997 either as set forth in Section 2.4(a) above or as mutually agreed to between VSIC and GTI, provided, that if the Actual 1998 Revenue Percentage is 40% or less then GTI shall not receive any 1998 Share Grant despite any failure to fund any amount on the part of VSIC; provided, further, that the Stockholders shall never receive as the 1998 Share Grant pursuant to this Section 2.4(c) more shares of VSIC Stock than is set forth in Section 1.2(a) as the 1998 Share Grant.

         3.      REPRESENTATIONS AND WARRANTIES

         3.1 Representations and Warranties of GTI and the Stockholders. GTI and the Stockholders hereby, jointly and severally, represent and warrant to, and covenant and agree with, VSIC as follows:

                 (a) Organization, Standing and Power. GTI is a corporation duly organized, validly existing and in good standing and authorized to exercise its corporate powers, rights and privileges under the laws of the State of Wisconsin with full corporate power and authority to own, lease and operate its properties and to carry on its business as presently conducted by it. Schedule 3.1(a) hereto sets forth all states and other jurisdictions in which GTI is duly qualified and in good standing to do business as a foreign corporation. There are no other states or jurisdictions in which the character and location of the properties owned or leased by it, or the conduct of its business, make such qualification necessary. Copies of GTI's Articles of Incorporation and all amendments thereto, and of GTI's By-Laws as amended to date, are attached to Schedule 3.1(a) and are complete and correct. GTI's minute books contain complete and accurate records of all meetings and other corporate actions, including, without limitation, actions by unanimous written consent of the stockholders and board of directors of GTI (including committees of its board of directors).

                 (b) Capitalization. The authorized capital stock of GTI consists solely of 9,000 shares of common stock, par value $1.00 per share, of which 5,525 shares are issued and outstanding. All issued shares of Stock have been duly authorized and validly issued and are fully paid and nonassessable, subject to the limitation contained in Section 180.0622(2)(b) of the Wisconsin Business Corporation Law ("WBCL"), as judicially interpreted, which provides that shareholders of a Wisconsin corporation, such as GTI, may be personally liable for all debts owing to employees of the corporation for services performed for such corporation for up to six months service in any one case, but not in an amount greater than the consideration paid for such shares. All prior offerings and sales of the capital stock of GTI have been made in accordance with all Federal and state securities laws. There are no options, warrants, rights, calls, commitments, conversion rights, plans or other agreements of any character to which GTI is a party or otherwise bound which provide for the purchase or issuance by GTI of any authorized but not outstanding, or authorized and outstanding, shares of capital stock of GTI. Except as set forth in Section 180.0622(2)(b) of the WBCL, there is no personal liability attached to the Stock. No person has any preemptive or similar rights in respect of any securities of GTI.

                 (c)      Interests in Other Entities.  Except as set forth in
Schedule 3.1(c) hereto, GTI does not (i) own, directly or indirectly, of record or beneficially, any shares of voting stock or other equity securities of any other corporation or entity, (ii) have any ownership interest, direct or indirect, of record or beneficially, in any unincorporated entity, or (iii) have any obligation, direct or indirect, present or contingent, to purchase or subscribe for any interest in, advance or loan monies to, or in any way make investments in, any person or entity, or to share any profits or capital investments in other persons or entities, or both.

                 (d) Authority. The execution and delivery by GTI and the Stockholders of this Agreement and all of the agreements, schedules, exhibits, documents and instruments specifically provided for hereunder to be executed and/or delivered by any or all of them (all of the foregoing, including this Agreement, being hereinafter sometimes collectively referred to as the "Executed Agreements"), the performance by GTI and any or all of the Stockholders (to the extent that they are parties thereto) of their respective obligations under the Executed Agreements, and the consummation of the transactions contemplated by the Executed Agreements, have been duly and validly authorized by all necessary corporate action on the part of GTI and by the Stockholders, and GTI has all necessary corporate power with respect thereto. The Executed Agreements are, or when executed and delivered by the delivering parties shall be, the valid and binding obligations of the delivering parties, enforceable in accordance with their respective terms, except to the extent that enforceability may be limited by the operation of bankruptcy, insolvency or similar laws. Neither the execution and delivery by GTI and any or all of the Stockholders (to the extent that they are parties thereto) of the Executed Agreements, nor the consummation of the transactions contemplated thereby, nor the performance by GTI and any or all of the Stockholders (to the extent that they are parties thereto) of their respective obligations under the Executed Agreements, shall (nor with the giving of notice or the lapse of time or both would) (i) conflict with or result in a breach of any provision of the

Articles of Incorporation or By-Laws of GTI, (ii) give rise to a default, or any right of termination, cancellation or acceleration, or otherwise result in a loss of contractual benefits to GTI, under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which GTI or any Stockholder is a party or by which it or any of its properties or assets may be bound, (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to GTI or any of the Stockholders or any of their respective properties or assets, (iv) result in the creation or imposition of any lien, claim, restriction, charge or encumbrance upon any of the properties or assets of GTI, or (v) interfere with or otherwise materially and adversely affect the ability of GTI to carry on its business as now conducted.

                 (e) Financial Statements. GTI has delivered to VSIC true and complete copies of its consolidated unaudited balance sheet as of December 31, 1996 (the "Balance Sheet"), and the related unaudited statements of income, retained earnings and cash flows for the period ending December 31, 1996 (collectively, with the Balance Sheet, the "Interim Financial Statements"), and true and complete copies of its unaudited balance sheets and the related unaudited statements of income, retained earnings and cash flows for the period ended December 31, 1995. All of such financial statements, including any notes thereto, were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved subject, in respect to the Interim Financial Statements, to normal year-end audit adjustments, none of which are material (except as may be otherwise expressly stated in said financial statements and notes thereto or in Schedule 3.1(e) hereto) and such financial statements fairly present the financial position of GTI at the dates thereof and the results of its operations for the periods as indicated. The books and records of GTI are in all material respects complete and correct, have been maintained in accordance with good business practices, and accurately reflect the basis for the financial condition and results of operations of GTI as set forth in the financial statements referred to herein.

                 (f) Absence of Undisclosed Liabilities. GTI does not have any liabilities, commitments or obligations, whether accrued, absolute, contingent or otherwise which have not been (i) in the case of liabilities, commitments and obligations of a type customarily reflected on the corporate balance sheet of GTI, reflected on the Balance Sheet in accordance with GAAP,
(ii) in the case of all other types of liabilities and obligations, described in Schedule 3.1(f) hereto, or (iii) incurred, consistent with past practice, in the ordinary course of business since the date of the Balance Sheet and which are not material either individually or in the aggregate.

                 (g) Properties. Except as set forth in Schedule 3.1(g) hereto, GTI has good title to all of the properties and assets (real, personal and mixed, tangible and intangible) reflected on the Balance Sheet or thereafter acquired or which it purports to own (except properties or assets sold or otherwise disposed of in the ordinary course of business subsequent to the date of the Balance Sheet), free and clear of all mortgages, liens, pledges, charges or encumbrances of any nature whatsoever, except those referred to in the Balance Sheet. Schedule 3.1(g) also contains an accurate list setting forth all (i) real property owned, leased (whether as lessor or lessee) or subject to contract or commitment of purchase or sale or lease (whether as lessor or lessee) by GTI and (ii) significant personal property leased by or to GTI or subject to a title retention or conditional sales agreement or other security device. All leases listed in Schedule 3.1(g) are valid, binding and enforceable in accordance with their terms, and are in full force and effect, except to the extent that enforceability may be limited by the operation of bankruptcy, insolvency or similar laws; there are no existing defaults by GTI thereunder; no event of default has occurred which (whether with or without notice, lapse of time or both) would constitute a default by GTI thereunder; and all lessors under such leases have consented (where such consent is necessary) to the consummation of the transactions contemplated by this Agreement without requiring modification of the rights and obligations of GTI under such leases.

                 (h) Accounts Receivable. The accounts receivable reflected on the Balance Sheet are good and collectible in the ordinary course of business at the aggregate recorded amounts thereof, less the amount of the reserve for bad accounts reflected therein, and are not subject to any offsets. The accounts receivable of GTI which were thereafter added are good and collectible in the ordinary course of business at the aggregate amounts recorded on the books of account, less the amount of the reserve for bad accounts reflected therein (which reserve has been established on a basis consistent with prior practice and in accordance with GAAP) and are not subject to any offsets.

                 (i) Absence of Certain Changes. Except as and to the extent set forth in Schedule 3.1(i) hereto, since the date of the Balance Sheet, GTI has not:

                 (i) suffered any material adverse change in its working capital, condition (financial or otherwise), assets, liabilities, business, operations or prospects;

                 (ii) incurred any material liabilities or obligations except items incurred in the ordinary course of business and consistent with past practice, none of which exceeds $5,000 (counting obligations or liabilities arising from one transaction or a series or similar transactions, and all periodic installments or payments under any lease or other agreement providing for periodic installments or payments, as a single obligation or liability), or experienced any increase in, or change in any assumption underlying or methods of calculating, any bad debt, contingency or other reserves;

                 (iii) paid, discharged or satisfied any claim, liabilities or obligations (absolute, accrued, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities and obligations reflected or reserved against in the Balance Sheet or incurred in the ordinary course of business and consistent with past practice since the date of the Balance Sheet;

                 (iv) permitted or allowed any of its property or assets (real, personal or mixed, tangible or intangible) to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind, except those disclosed pursuant to Section 3.1(g) hereof;

                 (v) written down the value of any inventory or written off as uncollectible any notes or accounts receivable, except for write-downs and write-offs in the ordinary course of business and consistent with past practice, none of which are material;

                 (vi) canceled any debts or waived any claims or rights of substantial value, or sold, transferred, or otherwise disposed of any of its properties or assets (real, personal or mixed, tangible or intangible), except in the ordinary course of business and consistent with past practice;

                 (vii) disposed of or permitted to lapse any rights to use any toll-free telephone number, patent, trademark, trade name or copyright, or disposed of or disclosed (except as necessary in the conduct of its business) to any person any trade secret, formula, process or know-how;

                 (viii) granted any general increase in the compensation of officers or employees (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) or any increase in the compensation payable or to become payable to any officer or employee, and, unless otherwise set forth in Schedule 3.1(i), no such increase is customary on a periodic basis or is required by agreement or understanding;

                 (ix) made any single capital expenditure or commitment in excess of $5,000 for additions to property, plant, equipment or intangible assets or made aggregate capital expenditures and commitments in excess of $5,000 (on a consolidated basis) for additions to property, plant, equipment or intangible assets;

                 (x) declared, paid or set aside for payment any dividend or other distribution in respect of its capital stock;

                 (xi) made any change in any method of accounting or accounting practice;

                 (xii) paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible) to, or entered into any agreement or arrangement with, any of its officers, directors, debtholders, stockholders or employees or any "affiliate" or "associate" of any of its officers, directors, noteholders, stockholders or employees (as such terms are defined in Rules 405 promulgated under the Securities Act and as used herein "Associate" and "Affiliate"), except for compensation to officers and employees at rates not materially exceeding the rates of compensation paid during the year ended December 31, 1996; and

                 (xiii) agreed, whether in writing or otherwise, to take any action described in this Section unless such action is specifically excepted from this Section or described in Schedule 3.1(i).

             (j) Tax Matters. Except as set forth in Schedule 3.1(j) hereto, GTI has filed with the appropriate governmental agencies all federal, state, local or foreign tax returns and reports required to be filed by it ("Returns"), and has paid in full or made adequate provision for the payment of, all taxes of every nature, including, but not limited to, income, sales, franchise and withholding taxes ("Taxes"), together with interest, penalties, assessments and deficiencies shown to be due or claimed to be due on such Returns. The provisions for income and other taxes reflected on the Balance Sheet are adequate for all accrued and unpaid taxes of GTI as of the date of the Balance Sheet, whether (i) incurred in respect of or measured by income of GTI for any periods prior to the close of business on that date, or (ii) arising out of transactions entered into, or any state of facts existing, on or prior to that date. The provision for Taxes reflected on the books of account of GTI is adequate for all Taxes of said entity which accrued since the date of the Balance Sheet. There are no filed or other known tax liens upon any property or assets of GTI. GTI has not executed or filed with any governmental authority any agreement extending the period for the assessment or collection of any Taxes, and it is not a party to any pending or, to GTI's or any Stockholder's best knowledge, threatened action or proceeding by any governmental authority for the assessment or collection of Taxes. To the best knowledge of GTI and the Stockholders, no issue has arisen in any examination of GTI by any governmental authority that if raised with respect to any other period not so examined would, if upheld, result in a material deficiency for any other period not so examined. There is no unresolved written claim by a governmental authority in any jurisdiction where GTI does not file Returns that it is or may be subject to taxation by such jurisdiction. There has been no examination or audit with respect to Taxes with respect to any year. GTI is not required to make any adjustment pursuant to Section 481 of the Internal Revenue Code of 1986, as amended (the "Code"), by reason of a change in accounting method or otherwise and, to the best knowledge of GTI and the Stockholders, neither the Internal Revenue Service nor any other governmental authority has proposed any such adjustment or change in accounting method in respect of GTI, which proposal is currently pending and GTI does not have an application pending with any governmental authority requesting permission for any change in accounting method that relates to its business and/or operations. There shall be no unpaid corporate surcharges at the Closing Date for which GTI shall be liable.

                 (k) Litigation. Except as set forth in Schedule 3.1(k) hereto, there are no suits or actions, or administrative, arbitration or other proceedings or governmental investigations, pending, or to the best knowledge of GTI and the Stockholders, threatened against or affecting, or which may affect, GTI or any of its properties, assets or businesses or the transactions contemplated hereby. To the best knowledge of GTI and the Stockholders, there are no outstanding judgments, orders, stipulations, injunctions, decrees or awards against GTI which are not satisfied.

                 (l) No Violation of Law. GTI is neither engaged in any activity nor omitting to take any action as a result of which it is or would be in violation of any law, rule, regulation, statute, order, injunction or decree, or any other requirement of any court or governmental or administrative body or agency, applicable to GTI or any of its properties, products, operations, businesses, pension or other employee benefit plans, labor practices, or employees, except for failures to comply which have not had and cannot reasonably be expected to have a material adverse effect on the business or condition of GTI.

                 (m) Intellectual Property. Schedule 3.1(m) hereto lists all licenses, toll free telephone numbers, patents, copyrights, or trademarks owned or used by GTI in the conduct of its business and all applications therefor (the "Intellectual Property"). No officer or director, stockholder or employee of GTI nor any of their Affiliates or Associates has any ownership or other interest in any of the Intellectual Property. To the best knowledge of GTI and the Stockholders, none of the Intellectual Property is being infringed upon by, or infringes, any licenses, patents, copyrights, trademarks or other intellectual property rights of any other person or entity. Except as set forth in Schedule 3.1(m), the validity of the Intellectual Property and the title thereto of GTI have not been questioned in any litigation or governmental inquiry or proceeding to which GTI, is a party, and, to the best knowledge of GTI and the Stockholders, no such litigation, governmental inquiry or proceeding is threatened. The conduct of the business of GTI as presently conducted does not conflict with valid licenses, trademarks, trademark rights, trade names, trade name rights, service marks or patents of others in any way likely to affect adversely, in any material respect, the Intellectual Property.

                 (n) Insurance. Schedule 3.1(n) hereto contains a complete and correct list and copies of all policies of insurance in which GTI or its officers or directors (in such capacity) is an insured party, beneficiary or loss payable payee. Such policies are in full force and effect and in the reasonable judgment of GTI and the Stockholders provide the type and amount of coverage reasonably required for the business of GTI.

                 (o) Bank Accounts and Powers of Attorney. Schedule 3.1(o) hereto contains a complete and correct list showing (i) the name of each bank in which GTI has an account or safe deposit box and the names of all persons authorized to draw thereon or have access thereto, and (ii) the names of all persons, if any, holding powers of attorney from GTI.

                 (p) Employee Arrangements; ERISA. GTI has (i) no union, collective bargaining, employment, management, severance or consulting agreements to which GTI is a party or is otherwise bound, and (ii) no compensation plans, bonus plans, deferred compensation agreements, pension and retirement plans, profit-sharing plans, stock purchase and stock option plans.
Schedule 3.1(p) hereto contains a complete and correct list and copies of GTI's hospitalization, insurance plans or arrangements providing for benefits for employees of GTI. Such Schedule also lists the names and compensation of all persons whose total annual compensation (direct and indirect) from GTI (whether salary, bonus or otherwise) during the last fiscal year was $30,000 or more, or who are presently scheduled to receive compensation of at least $30,000 during the current fiscal year or whose employment is not terminable at will by GTI. GTI has no employee benefits plans established or maintained by GTI which are qualified for federal income tax exemption under Sections 401 and 501 of the Code.

                 (q)      Certain Business Matters.  Except as set forth in
Schedule 3.1(q) hereto (i) GTI is not a party to or bound by any distributorship, dealership, sales agency, franchise or similar agreement which relates to the sale or distribution of its products and services, (ii) GTI does not have any sole-source supplier of significant goods or services (other than utilities) with respect to which practical alternative sources are not available on comparable terms and conditions, (iii) there are not pending and, to GTI's and the Stockholders' best knowledge there are not threatened, any labor negotiations involving or affecting GTI and, to GTI's and the Stockholders' best knowledge, no organizing activities involving union representation exist in respect of any of its employees, (iv) GTI neither gives nor is bound by any express warranties relating to its products or services and, to the best knowledge of GTI and the Stockholders, there has been no assertion of any breach of product warranties which could have a material adverse effect on the business or condition (financial or otherwise) of GTI and, to the best knowledge of GTI and the Stockholders, there are no problems or potential problems with respect to any product sold or services provided by GTI, (v) GTI is not a party to or bound by any agreement which limits its freedom to compete in any line of business or with any person, and (vi) GTI is not a party to or bound by any agreement or involved in any transaction in which any officer, director, debtholder or Stockholder, or any Affiliate or Associate of any such person has, or had when made, a direct or indirect material interest.

                 (r) Certain Contracts. Schedule 3.1(r) hereto contains a complete and correct list of all contracts, commitments, obligations and undertakings, written or oral, to which GTI is a party or otherwise bound. Complete and correct copies of all contracts, commitments, obligations and undertakings set forth in Schedule 3.1(r) hereto have been furnished to VSIC, and except as expressly stated in Schedule 3.1(r), each of them is in full force and effect, no person or entity which is a party thereto or otherwise bound thereby is, to the best knowledge of GTI and the Stockholders, in default thereunder, and no event, occurrence, condition or act exists which, with the giving of notice or the lapse of time or both, would give rise to a default or right of cancellation thereunder, and GTI is not in default thereunder and no event, occurrence, condition or act exists by or on behalf of GTI which, with the giving of notice or the lapse of time or both would give rise to a default by GTI thereunder, and to GTI's and Stockholders' best knowledge, there have been no threatened cancellations thereof and there are no outstanding disputes thereunder.

                 (s) Approvals. GTI has obtained and there remain in effect, all governmental and administrative consents, permits, appointments, approvals, licenses, certificates and franchises necessary for the operation of its business as presently conducted by it, and the continued operation thereof on substantially the same basis immediately following the Closing.

                 (t) Brokers. No agent, broker, person or firm acting on behalf of GTI or the Stockholders or under the authority of any of the foregoing, is or shall be entitled to a brokerage commission, finder's fee, or other like payment in connection with any of the transactions contemplated hereby, from GTI or any of the Stockholders.

                 (u) Stockholders. Schedule 3.1(u) hereto accurately sets forth the names of each of the Stockholders, their respective addresses, including the state in which each is a resident and the number of shares of Stock owned by each. All such shares of Stock are, and at the Closing Date will be, free and clear of any and all liens, claims, charges, security interests or other encumbrances, including, without limitation, voting or stockholder agreements and trusts, first refusal rights, options or similar rights. Each Stockholder is either (i) an "accredited investor", as such term is defined in Rule 501 in Regulation D under the Securities Act or (ii) has such knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of an investment in the respective VSIC Stock to be received by such Stockholder. Each Stockholder acknowledges that it has received and reviewed the corporate filings of VSIC filed with the Securities and Exchange Commission for the past year. Each Stockholder further acknowledges that VSIC has made available to such Stockholder the opportunity to ask questions of and receive satisfactory answers from VSIC concerning VSIC and the VSIC Stock. All such questions have been answered to the satisfaction of each of the Stockholders. Shares of VSIC Stock issued are being acquired by each Stockholder for such Stockholder's own account, for investment and not with a view to, or for resale in connection with, any distribution of such shares within the meaning of the Securities Act except in accordance with all applicable Federal and state laws. The Stockholders understand that they may be required to bear the economic risk of the investment in the VSIC Stock indefinitely since such VSIC Stock may not be sold unless such VSIC Stock is registered under the Securities Act or an exemption therefrom is available thereunder.

                 (v) Disclosure. No representation or warranty made by GTI or the Stockholders in any of the Executed Agreements contains any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements therein not misleading.

                 (w)      Affiliated Transactions.  Except as set forth in
Schedule 3.1(w) hereto, no Stockholder (i) is a party to any agreement, transaction or arrangement (oral or written) with or involving GTI or any Associate or Affiliate of GTI or any of the Stockholders, or (ii) has any claim, monetary or otherwise, of any sort against GTI. Notwithstanding anything to the contrary contained herein, each Stockholder hereby releases and discharges GTI from all claims, actions or suits that any of them now has or may hereafter have against GTI.

                 (x) Claims Against GTI. Except as set forth in Schedule 3.1(x) hereto, GTI has no debts, obligations or liabilities owing to the Stockholders and, to the best knowledge of GTI, nothing exists that could give rise to a claim by the Stockholders of any such debts, obligation or liability of GTI to the Stockholders.

                 (y) Governmental Authorizations; Third Party Consents. Except as set forth in Schedule 3.1(y) hereto, no approval, consent, compliance, exemption, authorization or other action by, or notice to or filing with, any governmental authority or any other entity, and no lapse of a waiting period, is necessary or required to be obtained by GTI or any Stockholder in connection with the execution, delivery or performance by any of them, of this Agreement, any of the Executed Agreements or the transactions contemplated hereby.

         3.2 Representations and Warranties of VSIC. VSIC hereby represents and warrants to, and covenants and agrees with, the Stockholders as follows:

                 (a) Organization, Standing and Power. VSIC is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, with full corporate power and authority to own, lease and operate its properties and to carry on its business as presently conducted by it and is qualified in each other jurisdiction in which qualification is required for it to own, lease and operate its properties and carry on its business as presently conducted by it, except to the extent that failure to so qualify would not have a material adverse effect on the financial condition, business or operations of VSIC.

                 (b) Capitalization. The authorized capital stock of VSIC consists of 100,000,000 shares of common stock, par value

$.0001 per share, of which, as of December 31, 1996, approximately 17,750,387 shares were issued and outstanding, and 10,000,000 shares of preferred stock, par value $.001 per share, of which none were issued and outstanding. The shares of VSIC Stock for which the outstanding shares of Stock shall be exchanged on the Closing Date shall be, upon receipt of the exchanged Stock in payment therefor, duly and validly issued and fully paid and nonassessable. There is no personal liability, and there are no preemptive or similar rights, attached to the VSIC Stock.

                 (c) Authority. The execution and delivery by VSIC of this Agreement and of each of the other Executed Agreements to which it shall be a party, the performance by VSIC of its obligations under this Agreement or such Executed Agreements and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of VSIC, and VSIC has all necessary corporate power with respect thereto. This Agreement and the Executed Agreements are, or when executed and delivered by VSIC shall be, the valid and binding obligations of VSIC, enforceable in accordance with their respective terms, except to the extent that enforceability may be limited by the operation of bankruptcy, insolvency or similar laws. Neither the execution and delivery by VSIC of the Executed Agreements, nor the consummation of the transactions contemplated thereby, nor the performance by VSIC of its obligations under the Executed Agreements, shall (nor with the giving of notice or the lapse of time or both would) (i) conflict with or result in a breach of any provision of the Articles of Incorporation or By-Laws of VSIC, (ii) violate any order, writ, injunction, decree, law, statute, rule or regulation or (iii) interfere with or otherwise materially and adversely affect the ability of VSIC to carry on its business as now conducted.

                 (d) Brokers. No agent, broker, person or firm acting on behalf of VSIC or under its authority is or shall be entitled to a brokerage commission, finder's fee, or other like payment in connection with any of the transactions contemplated hereby.

                 (e) Reports filed with the Securities and Exchange Commission. VSIC and its predecessor, Dynasty Capital Corporation ("Dynasty"), have, since September 30, 1996, filed all reports required to be filed by them pursuant to the Securities Act and Exchange Act. Each such report required to be so filed contains all information required by such report. Each report filed by VSIC or Dynasty with the Securities and Exchange Commission pursuant to the Exchange Act since September 30, 1996, did not, on the date of such report, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All financial statements and schedules included in the reports referred to in the preceding sentence were prepared in accordance with generally accepted accounting principles, applied on a consistent basis except as noted therein, and fairly present the information purported to be shown therein.

                 (f) Disclosure. No representation, warranty or other statement by VSIC herein or in any other document made in connection with this Agreement, contains or will contain an untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

         4.      COVENANTS

         4.1 Covenants of the Stockholders and GTI. The Stockholders and GTI jointly and severally covenant and agree to perform or take any and all such actions to effectuate the following from the date hereof until the Closing
Date:

                 (a) Investigation by VSIC. VSIC may, prior to the Closing Date, through its representatives (including its counsel, accountants and consultants) make such investigations of the properties, offices and operations of GTI and such audit of the financial condition of GTI as it deems necessary or advisable in connection with the transactions contemplated hereby, including, without limitation, any investigation enabling it to familiarize itself with such properties, offices, operations and financial condition; such investigation shall not, however, affect GTI's or the Stockholders' representations, warranties and agreements hereunder. GTI and the Stockholders shall permit VSIC and its authorized representatives to have, after the date hereof, full access to the premises and to all books and records and tax returns of GTI and VSIC shall have the right to make copies thereof and excerpts therefrom. GTI and the Stockholders shall furnish VSIC with such financial and operating data and other information with respect to GTI as VSIC may from time to time reasonably request.

                 (b) Carry on in Ordinary Course. Except with VSIC's prior written consent, GTI shall carry on its business diligently and substantially in the same manner as heretofore conducted, and shall not (i) institute any unusual or novel methods of lease, management, accounting or operation, (ii) make any material change in the character of the business of GTI, (iii) amend any material contract, lease or agreement utilized in the business of GTI, (iv) enter into any material contract or commitment or (v) agree, or incur any obligation, to do any of the foregoing.

                 (c) Other Transactions. GTI and the Stockholders shall not, and shall cause GTI's directors, officers, employees, agents and Affiliates or Associates not to, directly or indirectly, solicit or initiate the submission of proposals from, or solicit, encourage, entertain or enter into any arrangement, agreement or understanding with, or engage in any negotiations with, or furnish any information to, any person, other than VSIC or a representative thereof, with respect to the acquisition of all or any part of the business or assets of GTI or any of its securities. Should GTI or any of its Affiliates or Associates, during such period, receive any offer or inquiry relating to such acquisition, or obtain information that such an offer is likely to be made, they will provide VSIC with immediate written notice thereof, which notice will include the identity of the prospective offeror and the price and terms of any offer.

                 (d) Consents. The Stockholders shall cause GTI to, and GTI shall, use its best efforts to obtain in writing, prior to the Closing Date, all consents, approvals, waivers, authorizations and orders necessary or reasonably required in order to permit it to effectuate this Agreement and to consummate the transactions contemplated hereby (collectively, "Consents"). All such Consents will be in writing and copies thereof will be delivered to VSIC promptly after GTI's receipt thereof but no later than immediately prior to Closing.

                 (e) Supplemental Disclosure. The Stockholders and GTI agree that, with respect to their representations and warranties made in this Agreement, they will have a continuing obligation to supplement or amend the Schedules hereto with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Schedules hereto.

         4.2 Covenants of VSIC. VSIC covenants and agrees to perform or take any and all such actions to effectuate the following from the date hereof until the Closing Date:

                 (a) Investigation by GTI and the Stockholders. GTI and the Stockholders may, prior to the Closing Date, through its representative (including its counsel, accountants and consultants) make such reasonable investigations of the properties, offices and operations of VSIC and review the financial condition of VSIC as they deem necessary or advisable in connection with the transactions contemplated hereby. Such investigation shall not affect VSIC's representations, warranties or agreements hereunder. VSIC shall permit GTI, the Stockholders and their authorized representatives to have, after the date hereof, reasonable access, during normal business hours, to the premises and to all books and records and tax returns of VSIC. VSIC shall furnish GTI, the Stockholders and their authorized representatives with such financial and operating data and other information with respect to VSIC as they may from time to time reasonably request, including but not limited to a copy of VSIC's quarterly report on Form 10-Q for the quarter ended December 31, 1996.

                 (b) Supplemental Disclosure. VSIC agrees that, with respect to its representations and warranties made in this Agreement, it will have a continuing obligation to supplement or amend the Schedules hereto with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Schedules hereto.

         4.3     Post-Closing Covenants.

                 (a) Public Announcements. The Stockholders and VSIC agree that they will consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby and any press release or any public statement shall be subject to mutual agreement of the parties, except as may be required by the disclosure obligations of VSIC under applicable securities laws.

                 (b) Restriction on Sale of VSIC Stock. The Stockholders acknowledge that the VSIC Stock is restricted stock and that VSIC is not obligated to register such stock under the Securities Act except as provided in
Section 1.2(e) hereof. The Stockholders agree that they shall only transfer such restricted stock pursuant to applicable Federal or state securities laws and any transfer of such VSIC Stock shall be accompanied by (i) an opinion of counsel, which counsel and opinion shall be reasonably acceptable to VSIC, that an exemption from registration of such VSIC Stock under the Act is available for such transfer and (ii) an acknowledgement from such transferee that it is acquiring such VSIC Stock as an investment and not with a view to distribution thereof.

                 (c) Filings and Reports. VSIC covenants and agrees that following the Closing, it shall file all reports required to be filed by it under the Securities Act and the Exchange Act.

         5.      CONDITIONS TO CLOSING

         5.1 Conditions of VSIC's Obligation to Close. The obligation of VSIC to close under this Agreement is subject to the following conditions any of which may be waived by VSIC in writing at or prior to Closing:

                 (a) Agreements and Conditions. On or before the Closing Date, the Stockholders and GTI shall have complied with and duly performed all agreements and conditions on their part to be complied with and performed pursuant to or in connection with this Agreement on or before the Closing Date.

                 (b) Representations and Warranties. The representations and warranties of the Stockholders and GTI contained in this Agreement, or otherwise made in connection with the transactions contemplated hereby, shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

                 (c) Loss, Damage or Destruction. Between the date hereof and the Closing Date there shall not have been any loss, damage or destruction to or of any of the assets, property or business of GTI in excess of $2,000 in the aggregate, whether or not covered by insurance, nor shall the assets, properties, business or prospects of GTI have been adversely affected in any way as a result of any fire, accident, or other casualty, war, civil strife, riot or act of God or the public enemy or otherwise.

                 (d) No Legal Proceedings. No court or governmental action or proceeding shall have been instituted or threatened to restrain or prohibit the transactions contemplated hereby, and on the Closing Date there will be no court or governmental actions or proceedings pending or threatened against or affecting GTI which involve a demand for any judgment or liability, whether or not covered by insurance, and which may result in any material adverse change in the business, operations, properties or assets or in the condition, financial or otherwise, of GTI.

                 (e) Certificate. VSIC shall have received a certificate dated the Closing Date and executed by the Stockholders and an authorized officer of GTI to the effect that the conditions expressed in Sections 5.1(a), 5.1(b), 5.1(c) and 5.1(d) have been fulfilled.

                 (f) Consents. VSIC shall have received all Consents necessary to effectuate this Agreement and to consummate the transactions contemplated hereby.

                 (g)      Employment Agreement.    VSIC or GTI shall have
entered into Employment or Consulting Agreements substantially in the form set forth as Exhibit A hereto with Joseph J. Pink, Donald P. Jagoda, Gordon F. Cien, Edward M. Baker, Steven Schwartz, Grant Spaeth and Stacy M. Pink (collectively, the "GTI Management").

                 (h) Exemption From Securities Act. The issuance to the Stockholders by VSIC of the VSIC Stock shall, based upon information provided to VSIC by GTI and the Stockholders, qualify as an offering and sale exempt from registration under the Securities Act pursuant to Section 4(2) and Regulation D of said Securities Act and shall comply with the requirements of all states and other regulations currently in effect relating to "private offerings" of the type to be made by VSIC hereunder.

                 (i) Certificate of Status. VSIC shall have received a certificate from the Wisconsin Department of Financial Institutions providing that GTI has filed its most recent annual report, has not filed articles of dissolution and is in good standing in the State of Wisconsin.

         5.2 Conditions of the Stockholders' and GTI's Obligations to Close. The obligations of the Stockholders and GTI to close under this Agreement are subject to the following conditions any of which may be waived by GTI in writing at or prior to Closing:

                 (a) Agreements and Conditions. On or before the Closing Date, VSIC shall have complied with and duly performed all agreements and conditions on its part to be complied with and performed pursuant to or in connection with this Agreement on or before the Closing Date.

                 (b) Representations and Warranties. The representations and warranties of VSIC contained in this Agreement, shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

                 (c) No Legal Proceedings. No court or governmental action or proceeding shall have been instituted or threatened to restrain or prohibit the transactions contemplated hereby and on the Closing Date there will be no court or governmental action or proceeding pending or, to the best knowledge of VSIC, threatened against VSIC which involve a demand for any judgment or liability, not covered by insurance, which may result in any material adverse change in the business, operations or financial condition of VSIC.

                 (d) Employment Agreement. VSIC and the GTI Management shall have entered into Employment Agreements substantially in the form set forth as Exhibit A hereto.

                 (e) GTI Contingent Stock Option Agreement. VSIC and the Stockholders shall have entered into the GTI Contingent Stock Option Agreement substantially in the form set forth as Exhibit B hereto.

                 (f) GTI Incentive Bonus Agreement. VSIC and the Stockholders shall have entered into the GTI Bonus Agreement substantially in the form set forth as Exhibit C hereto.

                 (g) Stock Option Agreement. VSIC and the GTI Management shall have entered into Stock Option Agreements substantially in the form set forth as Exhibit D hereto.

                 (h) Loss, Damage or Destruction. Between the date hereof and the Closing Date, there shall not have been any loss, damage or destruction to or of any of the assets, property or business of VSIC in excess of $1,000,000, in the aggregate, whether or not covered by insurance.

                 (i) Certificate. GTI and the Stockholders shall have received a certificate dated the Closing Date and executed by an authorized officer of VSIC to the effect that the conditions expressed in Sections 5.2(a), 5.2(b), 5.2(c) and 5.2(h) have been fulfilled.

                 (j) Funding Assurances. GTI and the Stockholders shall be satisfied, in their sole discretion, that VSIC shall have the financial resources to meet its funding commitments to GTI as provided in Section 2.4 hereof.

         6.      INDEMNIFICATION

         6.1     Indemnitors; Indemnified Persons.  For purposes of this
Section 6, each party which, pursuant to this Section 6, shall agree to indemnify any other person or entity shall be referred to, as applicable, as the "Indemnitor", and each such person and entity who is entitled to be indemnified by any Indemnitor shall be referred to as the "Indemnified Person" with respect to such Indemnitor.

         6.2     Indemnity of GTI.

                 (a) Indemnity. The Stockholders and, with respect to covenants to be performed and representations and warranties made prior to the Closing, GTI, hereby jointly and severally agree to indemnify, hold harmless and reimburse VSIC and its respective directors, officers, agents and employees from and against any and all claims, liabilities, losses, damages and expenses incurred by such Indemnified Persons (including reasonable attorneys' fees and disbursements) which shall be caused by or related to or shall arise out of any breach or alleged breach of any representation, warranty, covenant or agreement of GTI contained in this Agreement and shall reimburse such Indemnified Persons for all costs and expenses (including reasonable attorneys' fees and disbursements) as they shall be incurred, in connection with paying, investigating, preparing for or defending any action, claim, investigation, inquiry or other proceeding, whether or not in connection with pending or threatened litigation, which shall be caused by or related to or shall arise out of such breach or alleged breach, whether or not any such Indemnified Person shall be named as a party thereto and whether or not any liability shall result therefrom, provided, that the Stockholders and GTI shall not be required to reimburse any Indemnified Person until such time as the aggregate reimbursable costs and expenses owing to all Indemnified Persons pursuant to this Section 6.2(a) shall exceed $5,000. The Stockholders and GTI further agree that they shall not, without the prior written consent of VSIC settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder unless such settlement, compromise or consent shall include an unconditional release of each Indemnified Person under this Section 6.2(a) from all liability arising out of such claim, action, suit or proceeding.

                 (b) Set-off. In addition to any remedies available to VSIC at law or equity, VSIC shall be entitled to set off any amounts owed by the Stockholders or GTI to VSIC pursuant to Section 6.2(a) hereof against distributions of (i) Additional Share Grant, if any, which the Stockholders may be entitled to receive from VSIC pursuant to Section 1.2 of this Agreement and
(ii) distributions of options to purchase VSIC Stock which the Stockholders may be entitled to receive pursuant to that certain GTI Contingent Stock Option Agreement between VSIC and the Stockholders.

         6.3 Indemnity of VSIC. VSIC hereby agrees to indemnify, hold harmless and reimburse the Stockholders and GTI from and against any and all claims, liabilities, losses, damages and expenses incurred by them (including reasonable attorneys' fees and disbursements) which shall be caused by or related to or shall arise out of any breach or alleged breach of any representation, warranty, covenant or agreement of VSIC contained in this Agreement and shall reimburse the Stockholders and GTI for all costs and expenses (including reasonable attorneys' fees and disbursements) as shall be incurred, in connection with paying investigating, preparing for or defending any action, claim, investigation, inquiry or other proceeding, whether or not in connection with pending or threatened litigation, which shall be caused by or related to or shall arise out of such breach or alleged breach, whether or not the Stockholders and GTI shall be named as a party thereto and whether or not any liability shall result therefrom. VSIC further agrees that it shall not, without the prior written consent of the Stockholders and GTI, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder unless such settlement, compromise or consent shall include an unconditional release of the Stockholders and GTI under this Section 6.3 from all liability arising out of such claim, action, suit or proceeding.

         6.4 Procedures for Indemnification; Defense. Promptly after receipt by an Indemnified Person of notice of the commencement of any action or proceeding with respect to which indemnification may be sought hereunder, such Indemnified Person shall notify the Indemnitor of the commencement of such action or proceeding, but failure to so notify the Indemnitor shall not relieve the Indemnitor from any liability which the Indemnitor may have hereunder or otherwise, unless the Indemnitor shall be materially prejudiced by such failure. If the Indemnitor shall so elect, the Indemnitor shall assume the defense of such action or proceeding, including the employment of counsel reasonably satisfactory to such Indemnified Person, and shall pay the fees and disbursements of such counsel. In the event, however, that such Indemnified Person shall reasonably determine in its judgment that having common counsel would present such counsel with a conflict of interest or alternative defenses shall be available to an Indemnified Person or if the Indemnitor shall fail to assume the defense of the action or proceeding in a timely manner, then such Indemnified Person may employ separate counsel to represent or defend it in any such action or proceeding and the Indemnitor shall pay the reasonable fees and disbursements of such counsel; provided, however, that the Indemnitor shall not be required to pay the fees and disbursements of more than one separate counsel for all Indemnified Persons in any jurisdiction in any single action or proceeding. In any action or proceeding the defense of which the Indemnitor shall assume, the Indemnified Person shall have the right to participate in such litigation and to retain its own counsel at such Indemnified Person's own expense except as otherwise provided above in this Section 6.4, so long as such participation does not interfere with the Indemnitor's control of such litigation.

         7.      MISCELLANEOUS PROVISIONS.

                 (a) Public Announcements. GTI, the Stockholders and VSIC agree that they will consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby and any press release or any public statement shall be subject to mutual agreement of the parties, except as may be required by the disclosure obligations of VSIC under applicable securities law.

                 (b) Confidentiality. GTI, the Stockholders and VSIC agree not to, directly or indirectly, without the prior written consent of the other, use or disclose to any person, firm or corporation, any of the terms of this Agreement, except as may be required by the disclosure obligations of VSIC under applicable securities laws or as may be required to be disclosed to the attorneys and/or accountants of the parties hereto in connection with the transactions contemplated hereby.

                 (c) Notification. Each party hereto shall give the other party or parties hereto prompt written notice of (i) the existence of any fact or the occurrence of any event which constitutes, or with the giving of notice or the passage of time or both would constitute, a breach of any representation or warranty of the party giving such notice made herein or pursuant hereto and
(ii) the taking of any action by the party giving such notice that would breach or violate, or constitute a default under, any agreement or covenant of such party made herein or pursuant hereto. The giving of any such notice shall not affect, modify or limit in any way any representation, warranty, agreement or covenant of the parties made herein or pursuant hereto.

                 (d) Execution in Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

                 (e) Notices. All notices, requests, demands and other communications which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed duly given when delivered by hand, telecopied or posted in the United States mail by registered or certified mail with postage pre-paid, return receipt requested, (i) if to VSIC, to 100 Second Avenue South, Suite 1000, St. Petersburg, FL 33701, Attention: Russ Uhlmann, facsimile number: (813) 897-4029; and

(ii) if to the Stockholders or GTI, to Guarantee Time, Inc., 15545 Burleigh Road, Suite 6, Brookfield, Wisconsin 53005, Attention: Joseph J. Pink, facsimile number: (414) 641-5365, or to such other address(es) as shall be specified by like notice to the other parties.

                 (f) Amendments. This Agreement may be amended or modified at any time prior to the Closing Date, but only by a written instrument executed by all of the parties hereto.

                 (g) Entire Agreement. This Agreement (together with the other agreements, certificates, instruments and documents delivered pursuant hereto) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings, oral and written, among the parties hereto with respect to the subject matter hereof.

                 (h) Applicable Law. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be wholly performed therein.

                 (i) Survival of Representations. The parties hereto agree that the representations and warranties contained herein or in any certificate, instrument or other document delivered pursuant to this Agreement or in connection with the transactions contemplated hereby shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

                 (j) Termination. This Agreement may be terminated at any time prior to the Closing Date by any of the following:

                        (i) By mutual written agreement of VSIC, the Stockholders and GTI;

                        (ii) By either VSIC or the Stockholders, if the Closing has not occurred by April 1, 1997, upon written notice by such terminating party, provided that at the time such notice is given a material breach of this Agreement by such terminating party shall not be the principal reason for the Closing's failure to occur;

                        (iii) Subject to the provisions of Section 7(k) hereof, by VSIC, by written notice to the Stockholders and GTI, if there has been a material violation or breach of any of the Stockholders's or GTI's covenants or agreements made herein or in connection herewith or if any representation or warranty of the

Stockholders or GTI made herein or in connection herewith proves to be materially inaccurate or misleading; or

                        (iv) Subject to the provisions of Section 7(k) hereof, by the Stockholders, by written notice to VSIC, if there has been a material violation or breach of any of VSIC's covenants or agreements made herein or in connection herewith or if any representation or warranty of VSIC made herein or in connection herewith proves to be materially inaccurate or misleading.

                 (k) Effects of Termination. If this Agreement is terminated as provided in Section 7(j) hereof, then this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto (or any of their respective stockholders, officers, directors or employees), except based upon the agreements contained in Sections 7(a) and 7(b) hereof; provided, however, that if VSIC terminates this Agreement pursuant to Section 7(j)(iii) hereof, or the Stockholders terminate this Agreement pursuant to Section 7(j)(iv) hereof, the non- terminating party shall remain liable for any breach hereof.

                 (l) Headings. The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Agreement.

                 (m) Fees and Disbursements. VSIC shall pay its own expenses, and the fees and disbursements of the counsel, accountants or auditors retained by it in connection with the preparation, execution and delivery of this Agreement and the fees and expenses and disbursements of the counsel to GTI and the Stockholders shall be paid out of revenue of GTI.

                 (n) Transfer Taxes. Any Taxes in the nature of a sales or transfer tax (including any realty transfer tax or realty gains transfer tax), and any stock transfer tax, payable on the sale or transfer of all or any portion of the Stock or the consummation of any other transaction contemplated hereby shall be paid by the Stockholders.

                 (o) Assignment. This Agreement may not be assigned by GTI or any Stockholder without the prior written consent of VSIC. This Agreement may not be assigned by VSIC, except for an assignment by VSIC to any subsidiary or affiliate, without the prior written consent of the Stockholders.

                 (p) Binding Effect; Benefits. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective heirs, legal representatives, successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

                 (q) Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement the day and year first above written.


                        VISITORS SERVICES INTERNATIONAL CORP.


                        By:
                           -------------------------

                        GUARANTEE TIME, INC.



                        By:
                           -------------------------

                        STOCKHOLDERS:


                        ----------------------------
                        Joseph J. Pink


                        ----------------------------
                        Donald P. Jagoda


                        ----------------------------
                        Gordon F.Cien


                        ----------------------------
                        Edward M. Baker


                        ----------------------------
                        Stacy M. Pink


                        ----------------------------
                        Steven G. Schwartz


                        ----------------------------
                        C. Grant Spaeth


                        ----------------------------
                        Richard L. Tock

                        ----------------------------
                        James D. Thompson


                        ----------------------------
                        Grant G. Densing


                        ----------------------------
                        Ronald J. Creten